Exhibit (l)(2)

July 11, 2005

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Re:	Real Estate Income Fund Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel for Real Estate Income Fund Inc., a Maryland corporation (the “Fund”), in connection with its offering of additional shares of preferred stock designated “Series M Taxable Auction Rate Preferred Stock,” each with a par value of $0.001 and a liquidation preference of $25,000 (collectively, the “Shares”).

As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus (the “Prospectus”) included in its Registration Statement on Form N-2 with respect to the Shares (Securities Act Registration File No. 333-88458, Investment Company Act File No. 811-21098) (the “Registration Statement”), substantially in the form in which it is to become effective. We are also familiar with the form of Articles Supplementary relating to the Shares (the “Articles Supplementary”) that has been filed as an exhibit to the Registration Statement. We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation (“SDAT”) to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

We have also examined and relied on such other corporate records of the Fund and documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that when the Pricing Committee of the Board of Directors has determined the number and certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board of

Willkie Farr & Gallagher LLP

July 11, 2005

Directors, and the Articles Supplementary have been filed with SDAT, the Shares to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter, sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or “Blue Sky” laws of Maryland, to federal securities laws, or to other laws.

You may rely on this opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. This opinion may not be relied on for any other purpose or by any other person without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the Prospectus. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

Very truly yours,

/s/ Venable LLP

Venable LLP